Exhibit 99.1

 D&K Healthcare Resources Reports First Quarter Fiscal 2004 Results and Enters
                Agreement to Acquire Walsh Healthcare Solutions

    ST. LOUIS--(BUSINESS WIRE)--Oct. 22, 2003--D&K Healthcare
Resources, Inc. (Nasdaq:DKHR):

    --  Company lowers full-year earnings outlook

    -- Acquisition will strengthen and grow company's core distribution business and will be immediately accretive to earnings

    D&K Healthcare Resources, Inc. (Nasdaq: DKHR) today reported first quarter fiscal 2004 results and announced it has signed a definitive agreement to acquire Walsh HealthCare Solutions, Inc. ('Walsh') of Texarkana, Texas.
    D&K reported first quarter fiscal 2004 diluted earnings per share
(EPS) of $0.10 on net income of $1.5 million for the first quarter of fiscal 2004 ended September 30, 2003. The results compare with a year-ago first quarter diluted EPS loss of $0.10 on a net loss of $1.4 million including the cumulative effect of an accounting change related to the adoption of SFAS No. 142. Excluding the cumulative effect of an accounting change diluted EPS last year were $0.19 on net income of $2.9 million.
    For the fiscal year, D&K now anticipates diluted EPS in the range $0.90 to $1.05. Earnings guidance anticipates continued reduced activity in the national accounts trade class and continued pressure on gross profit, and excludes modest accretion from the Walsh acquisition. Further details regarding the Walsh acquisition are included later in this release. D&K's previous guidance for fiscal 2004 was for full-year diluted EPS in the range of $1.10 to $1.20.
    "We did not meet our earnings goals in the first quarter and have now reevaluated our outlook for the full year," said J. Hord Armstrong, III, chairman and chief executive officer of D&K Healthcare Resources. "While we have reduced our expectations for the national accounts trade class, we remain encouraged by the sales growth in our core independent and regional pharmacies trade class and the prospects of adding Walsh HealthCare to our business base.
    "Our efforts to broaden our national accounts trade class have been successful; however, inventory purchase and sale opportunities in the first quarter have been more limited than we anticipated," Armstrong said. "Because we believe that this weakness will likely persist beyond the quarter, we are adjusting our outlook for the year. Since the close of the quarter we have focused on analyzing these trends in order to provide a revised outlook for the full year."

    First-Quarter Results

    Fiscal 2004 first quarter net sales declined 10.4% to $478.5 million compared to $534.0 million in the year ago first quarter. The lower sales reflect a decline in the national accounts trade class, partially offset by higher sales in the independent and regional pharmacies and other healthcare providers trade classes, and the Pharmaceutical Buyers, Inc. (PBI) line of business. The fiscal first quarter is historically the company's seasonally slowest sales period.
    A summary of net sales for first quarter fiscal 2004 follows.


                          Net Sales Summary
----------------------------------------------------------------------
                                                 Q1 F04     % Change
(In thousands)                                              vs. Q1 F03
----------------------------------------------------------------------
Independent and Regional Pharmacies               $319,791      +13.7%
National Accounts                                  127,893      -42.7
 -- Without F03 sales from single supplier (1)          --       -8.8
Other Healthcare Providers                          27,835       +2.3
PBI, Inc.                                            2,319      +43.9
Software Services/Other                                710      -11.9
Total                                             $478,548      -10.4
 -- Without F03 sales from single supplier (1)          --       +6.1
----------------------------------------------------------------------
(1) Excludes sales related to attractively priced purchase opportunities from a single supplier in Q1 F03 of approximately $83,000.
----------------------------------------------------------------------


    Independent and Regional Pharmacies

    Net sales in the independent and regional pharmacies trade class increased 13.7% to $319.8 million, compared with $281.1 million in the year ago period. This rate of sales growth in the quarter is higher than both the year-ago first quarter and previous quarter. The company believes this sales growth reflects improved regional and independent retail pharmacy industry sales trends in the company's service territory as well as the impact of new business.

    National Accounts

    Net sales in the national accounts trade class declined 42.7% to $127.9 million compared with $223.2 million a year ago. Sales in this trade class continue to reflect fewer attractively priced purchase opportunities, particularly from one supplier that accounted for 2003 first quarter sales of approximately $83 million. Excluding sales related to attractively priced purchase opportunities from this supplier, year-over-year national accounts sales declined 8.8% in the fiscal 2004 first quarter.
    D&K believes the sales decline results from a continuation of trends identified in the fiscal 2003 fourth quarter and discussed in the company's Annual Report on Form 10-K filed on September 29, 2003. Fewer than anticipated product price increases enacted by pharmaceutical manufacturers resulting in lower activity in the national accounts trade class combined with changes in manufacturers' inventory management practices resulting in reduced availability of product, impacted revenue in this trade class.
    During fiscal 2003, D&K Healthcare significantly broadened and diversified the national accounts trade class by expanding the array of both branded and generic pharmaceuticals it offers and increasing the supplier and customer base.

    Company-wide Performance

    D&K Healthcare reported first quarter 2004 gross profit of $18.1 million compared to $21.1 million in 2003. The decline in gross profit was driven by lower national accounts sales and fewer product price increases, which also resulted in lower gross profit margins. Operating expenses declined 2.6% in the first quarter while operating expenses as a percent of sales increased due to lower sales in the national accounts trade class. Income from operations as a percent of sales in the quarter declined to 1.02% from 1.41% in last year's first quarter also due to the impact of lower sales in national accounts.
    First quarter inventory levels increased compared to the previous quarter (June 30, 2003), reflecting seasonal trends, while net interest expense declined to $2.1 million from $2.5 million in the year ago first quarter.
    Through October 17, 2003, D&K Healthcare has repurchased 656,500 shares of its common stock at an average price of $10.17 per share under its one million-share repurchase authorization announced in September 2002.

    Second-Quarter and Full-Year Outlook

    D&K Healthcare management expects diluted EPS of $0.90 to $1.05 for fiscal year 2004. Full year earnings guidance includes continued reduced activity in the national accounts trade class and continued pressure on gross profit. This outlook compares with $1.03 per diluted EPS earned in fiscal 2003, excluding the cumulative effect of an accounting change related to the adoption of SFAS No. 142 ($0.30 per diluted share).
    At this time, the company estimates second quarter fiscal 2004 earnings to be in the range of $0.10 to $0.15 per diluted share on sales of $500 million to $525 million. This second quarter 2004 outlook compares with diluted EPS of $0.18 in the second quarter of fiscal 2003.

    Agreement to Acquire Walsh HealthCare Solutions, Inc.

    D&K Healthcare has signed a definitive agreement to acquire Walsh HealthCare Solutions, Inc. of Texarkana, Texas. Walsh is a family-owned, full-service pharmaceutical distributor with distribution centers located in San Antonio and Texarkana, Texas and Paragould, Arkansas. Walsh reported net sales of approximately $900 million in its most recent fiscal year ended April 30, 2003.
    D&K Healthcare expects the acquisition to be immediately accretive to earnings per share with a modest earnings impact in fiscal 2004 and a significant earnings impact thereafter as integration activities take place. The transaction is expected to close by December 31, 2003. Closing of the transaction is subject to receipt of required regulatory approvals and other customary terms and conditions, as well as Walsh's acquisition of 100% of the equity interests in a joint venture to which it is a party.
    "Walsh HealthCare's culture, geographic reach, and customer base fits nicely with D&K's strategy of strengthening and growing our core distribution business," said Mr. Armstrong. "The D&K and Walsh combination will deepen our capabilities in existing markets and expand our market reach into new territory. We're very excited about welcoming their customers and employees to the D&K Healthcare family."
    The acquisition purchase price of $99 million in cash includes the repayment of all Walsh bank debt. The purchase price will be subject to adjustment based on the net working capital at closing. D&K will utilize its existing revolving credit facility to finance the transaction.
    Walsh, founded in 1920 as Walsh-Lumpkin Drug, is the sixth-largest regional pharmaceutical distributor in the United States. Walsh serves customers in Texas, Arkansas, Louisiana, Oklahoma, Kansas, Missouri, Illinois, Tennessee, Kentucky and Mississippi. Approximately 96% of Walsh's sales are to independent and regional pharmacy customers with the remaining 4% to hospitals and other healthcare providers.
    The distribution facilities in San Antonio and Paragould were opened in 1999 and 2000, respectively.

    Today's Conference Call Webcast

    Today, at 10:00 a.m. Eastern time, D&K Healthcare will host a live audio Webcast of its discussion with the investment community regarding the company's fiscal 2004 first-quarter results and the Walsh announcement. The Webcast can be accessed at www.dkhealthcare.com. Following the live discussion, a replay of the Webcast will be available for replay through November 5, 2003.

    Company Description

    D&K Healthcare Resources, Inc., which had fiscal 2003 sales of $2.2 billion, is a full-service wholesale distributor of branded and generic pharmaceuticals and over-the-counter health and beauty aid products. Headquartered in St. Louis, D&K serves three classes of customers from six distribution centers: independent and regional pharmacies with locations in one or more of 26 states, primarily in the Midwest, Upper Midwest and South; national accounts that operate locations in multiple regions of the United States; and other healthcare providers including hospitals, alternate-site care providers, and pharmacy benefit management companies in its primary distribution area. D&K also offers a number of proprietary information systems, marketing and business management solutions, and owns a 70% equity stake in Pharmaceutical Buyers, Inc., a leading alternate-site group purchasing service located in Boulder, CO. More information can be found at www.dkhealthcare.com.

    Forward-looking Statements

    This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. The company's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry with many competitors having substantially greater resources than D&K Healthcare, the company's ability to maintain or improve its operating margins with the industry's competitive pricing pressures, the company's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the availability of investment purchasing opportunities, the company's ability to complete and integrate acquisitions successfully, the changing business and regulatory environment of the healthcare industry in which the company operates, including manufacturers' pricing or distribution policies or practices, changes in private and governmental reimbursement or in the delivery systems for healthcare products, changes in interest rates, and other factors set forth in reports and other documents filed by D&K Healthcare with the Securities and Exchange Commission from time to time. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. D&K Healthcare undertakes no obligation to publicly update or revise any forward-looking statements.



                    D&K HEALTHCARE RESOURCES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                 (In thousands, except per share data)

                                     Three Months Ended
                      ------------------------------------------------
                                        (Unaudited)

                                    % of                % of
                      September 30,  Net  September 30,  Net      %
                          2003      Sales     2002      Sales  Change
                      ------------------------------------------------

Net sales                 $478,548 100.00%    $533,966 100.00%  -10.4%
Cost of sales              460,460  96.22%     512,913  96.06%  -10.2%
                       ------------       -------------

   Gross profit             18,088   3.78%      21,053   3.94%  -14.1%

Operating expenses          13,188   2.76%      13,544   2.54%   -2.6%
                       ------------       -------------

  Income from
   operations                4,900   1.02%       7,509   1.41%  -34.7%

Other income (expense):
  Interest expense, net     (2,147) -0.45%      (2,513) -0.47%  -14.6%
  Other, net                    36   0.01%         (54) -0.01% -166.7%
                       ------------       -------------

Income before income
 tax provision and
 minority interest           2,789   0.58%       4,942   0.93%  -43.6%

Income tax provision        (1,088) -0.23%      (1,952) -0.37%  -44.3%
Minority interest             (234) -0.05%        (128) -0.02%   82.8%
                       ------------       -------------

Net income before
 cumulative effect of
 accounting change           1,467   0.31%       2,862   0.54%  -48.7%

Cumulative effect of
 accounting change, net          -   0.00%      (4,249) -0.80%
                       ------------       -------------

Net income (loss)           $1,467   0.31%     $(1,387) -0.26% -205.8%
                       ============       =============

Earnings per share -
 basic                       $0.11              $(0.09)

Net income before
 cumulative effect of
 accounting change           $0.11               $0.20
Cumulative effect of
 accounting change              $-              $(0.29)
                       ------------       -------------
Net income (loss)            $0.11              $(0.09)

Earnings per share -
 diluted                     $0.10              $(0.10)

Net income before
 cumulative effect of
 accounting change           $0.10               $0.19
Cumulative effect of
 accounting change              $-              $(0.29)
                       ------------       -------------
Net income (loss)            $0.10              $(0.10)

Basic common shares
 outstanding                13,956              14,553
Diluted common shares
 outstanding                14,194              14,850



                    D&K HEALTHCARE RESOURCES, INC.
        Supplemental Information to the Condensed Consolidated
                       Statements of Operations

                                       Three Months Ended
                                  ----------------------------

                                  September 30,  September 30,
                                      2003           2002
                                  -------------  -------------
Reconciliation of non-GAAP
 financial measurement :

Income from operations                  $4,900         $7,509
Depreciation and amortization              656            637
Other income, net                           36            (54)
                                  -------------  -------------
EBITDA (a)                              $5,592         $8,092
                                  =============  =============

(a) Earnings before interest, income taxes, depreciation and amortization


                    D&K HEALTHCARE RESOURCES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS


                                              September 30,  June 30,
(In thousands)                                    2003        2003
                                              ------------- ----------
                                               (Unaudited)
Assets

Cash                                               $12,517    $14,301
Receivables                                        100,507    122,982
Inventories                                        321,856    257,984
Other current assets                                11,114      8,862
                                              ------------- ----------
   Total current assets                            445,994    404,129
Property and equipment, net                         10,814     11,140
Other assets                                         8,933     11,511
Goodwill, net of accumulated amortization           44,105     44,105
Other intangible assets, net of accumulated
 amortization                                        1,769      1,810
                                              ------------- ----------
   Total assets                                   $511,615   $472,695
                                              ============= ==========

Liabilities and Stockholders' Equity

Accounts payable                                  $174,357   $173,342
Current portion long-term debt                       1,510      1,677
Other current liabilities                           11,535     13,471
                                              ------------- ----------
   Total current liabilities                       187,402    188,490
Long-term liabilities                                3,707      3,703
Long-term debt                                     149,689    110,423
Stockholders' equity                               170,817    170,079
                                              ------------- ----------
   Total liabilities and stockholders' equity     $511,615   $472,695
                                              ============= ==========


                    D&K HEALTHCARE RESOURCES, INC.
                   EARNINGS PER SHARE RECONCILIATION
                 (In thousands, except per share data)

                       Three-Months ended       Three-Months ended
                        September 30, 2003       September 30, 2002
                     ----------------------- -------------------------
                           (Unaudited)              (Unaudited)


                     Income  Shares   Per-   Income  Shares     Per-
                     (Numer- (Denomi- Share  (Numer- (Denomi-   Share
                     ator) nator) (1) Amount ator)   nator) (1) Amount
                     ----------------------- -------------------------

Basic Earnings per Share:
Net income before
 cumulative effect of
 accounting change,
 net                 $1,467    13,956 $0.11   $2,862    14,553  $0.20
Cumulative effect of
 accounting change,
 net                      -         -         (4,249)        -  (0.29)
                     -----------------       -------------------------
Net income (loss)
 available to common
 stockholders         1,467    13,956         (1,387)   14,553


Effect of Diluted Securities:
Options                   -       238              -       297
Convertible
 securities             (63)        -            (29)        -
                     -----------------       ------------------

Diluted Earnings per Share:
Net income (loss)
 available to common
 stockholders plus
 assumed conversions $1,404    14,194 $0.10  $(1,416)   14,850 $(0.10)
                     =================       ==================

(1)   Outstanding shares computed on a weighted average basis



    CONTACT: D&K Healthcare Resources, Inc.
             Molly R. Salky, 314-290-2671